UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2014 (September 19, 2014)

STATE AUTO FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	000-19289	31-1324304
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 East Broad Street, Columbus, Ohio	43215-3976
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 464-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(b)

On September 19, 2014, Paul S. Williams, currently a Class III director of State Auto Financial Corporation (the “Company”), informed the Chair of the Company’s Nominating and Governance Committee (the “N&G Committee”) that he has decided not to stand for re-election as a director at the Company’s 2015 annual meeting of shareholders. Mr. Williams has been a director of the Company since 2003.

In his discussions with the Chair of the N&G Committee, Mr. Williams communicated his view that 11 years was a sufficient period of time for a director to serve on a public-company board and that a new director would bring a fresh perspective to the Company’s board. In addition, Mr. Williams communicated that he anticipates joining the board of directors of another public company, which will adversely impact the amount of time he would be able to devote to his duties as a director of the Company. Mr. Williams also indicated that the other public company is headquartered closer to his primary residence in the Chicago area.

Mr. Williams’ decision not to stand for re-election is not the result of any disagreement with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STATE AUTO FINANCIAL CORPORATION

Date: September 25, 2014	By	/s/ James A. Yano
Vice President and General Counsel